Exhibit 99.1

FOR IMMEDIATE RELEASE

At Heska Corporation:
Jason Napolitano, Executive Vice President & CFO
    (970) 493-7272, Ext. 4105

HESKA Announces Q1 Results -
Record First Quarter Revenue

Lowest First Quarter Net Loss as a Public Company

FORT COLLINS, CO, May 17, 2004 — Heska Corporation (Nasdaq: HSKA) today reported financial results for its first quarter ended March 31, 2004.

Heska highlights since its first quarter began in January include:

—	$16.7 million in quarterly revenue - an increase of 26% from 2003
—	$14.1 million in quarterly Core Companion Animal Health product revenue - an increase of 44% from 2003
—	$2.0 million quarterly net loss - over $400,000 better than next best 1st quarter result
—	Launch of the HESKA CBC-DIFF™ Veterinary Hematology System, with advantages including speed, sample size and maintenance cost

“We are satisfied with our first quarter results,” said Robert Grieve, Heska’s Chairman and CEO, “and we are particularly pleased with our customers’ reaction to our new hematology system.”

Segment Revenue
Total product revenue for the first quarter of 2004 was $16.4 million, up 26% from $13.0 million in the first quarter of 2003. Heska Corporation’s business is comprised of two reportable segments - 1) Core Companion Animal Health and 2) Other Vaccines, Pharmaceuticals and Products, the latter of which was previously reported as Diamond Animal Health. Product revenue from these segments is as follows:

Core Companion Animal Health   This segment includes revenue from the company’s diagnostic and monitoring instruments and supplies as well as single use, point-of-care tests, vaccines and pharmaceuticals, primarily for canine and feline use. In the first quarter of 2004, this segment generated product revenue of $14.1 million, up 44% from $9.8 million in the first quarter of 2003.

Other Vaccines, Pharmaceuticals and Products   This segment includes revenue from private label vaccine and pharmaceutical production, primarily for cattle but also for other animals including small mammals, horses and fish. In the first quarter of 2004, this segment generated product revenue of $2.3 million, down 27% as compared to $3.2 million in the first quarter of 2003.

Investor Conference Call
Management will conduct a conference call on Monday, May 17, at 9:00 a.m. MDT (11:00 a.m. EDT) to discuss the first quarter 2004 financial results. To participate, dial (800)218-0713 (domestic) or (303)262-2211 (international); the conference call access number is 579556. The conference call will also be broadcast live over the Internet at http://www.heska.com. To listen, simply log on to the web at this address at least ten minutes prior to the start of the call to register, download and install any necessary audio software. Telephone replays of the conference call will be available for playback until May 31, 2004. The telephone replay may be accessed by dialing (800)405-2236 (domestic) or (303)590-3000 (international). The webcast replay may be accessed from Heska’s home page at www.heska.com.

About Heska
Heska Corporation (Nasdaq: HSKA) sells veterinary products. Heska’s core focus is on the canine and feline companion animal markets where it has devoted substantial resources to the research and development of innovative products. Heska’s state-of-the-art offerings to veterinarians include diagnostic and monitoring instruments and supplies as well as single use, point-of-care tests, vaccines and pharmaceuticals. The company strives to develop high value products for unmet needs in veterinary medicine. For further information on Heska and its products, visit the company’s website at www.heska.com.

Forward-Looking Statements
This announcement contains forward-looking statements regarding Heska’s future financial and operating results. These statements are based on current expectations and are subject to a number of risks and uncertainties. In addition, factors that could affect the business and financial results of Heska generally include the following: competition; delays in or failure to achieve market acceptance of products; litigation over contractual commitments; inability to maintain current distribution and customer relationships and to market, sell and distribute products to new customers; inability to obtain certain products in sufficient quantities; inability to obtain renewal or continuation of contracts, to market, sell or distribute products; uncertainties regarding our ability to raise sufficient capital or borrow sufficient cash to fund future operations as needed; inability to manufacture, market, sell or distribute products at currently projected costs; uncertainties regarding the outcome of research and development efforts or the ability to successfully develop or commercialize products in research and development; uncertainties regarding the ability to receive required regulatory approvals in a timely manner, if at all; uncertainties regarding the scope, enforceability and validity of patents and proprietary rights, which are subject to complex legal standards that vary from country to country and are subject to interpretation by administrative agencies and courts; quality of management; and the risks set forth in Heska's filings and future filings with the Securities and Exchange Commission, including those set forth in Heska’s Annual Report on Form 10-K for the year ended December 31, 2003.

Financial Table Follows:

Consolidated Statements of Operations
In Thousands, Except per Share Amounts
(unaudited)

	Three Months Ended March 31,

	2003	2004

Revenue:
Core companion animal health	$9,819	$14,099
Other vaccines, pharmaceuticals and products	3,155	2,288

Total product revenue, net of sales returns and allowances	12,974	16,387
Research, development and other	300	354

Total revenue	13,274	16,741
Cost of products sold	7,873	10,461

	5,401	6,280

Operating expenses:
Selling and marketing	3,776	4,448
Research and development	1,759	1,848
General and administrative	1,850	2,041
Restructuring and other operating expenses	515	--

Total operating expenses	7,900	8,337

Income (loss) from operations	(2,499)	(2,057)
Other, net	23	63

Net income (loss)	$(2,476)	$(1,994)

Basic and diluted net income (loss) per share	$(0.05)	$(0.04)

Balance Sheet Data
In Thousands
(unaudited)

	December 31,	March 31,
	2003	2004

Cash and cash equivalents	$4,877	$5,158
Total current assets	28,717	29,058
Total assets	38,896	39,098
Line of credit	7,528	9,733
Current portion of long-term debt	783	731
Total current liabilities	18,516	20,629
Long-term debt	1,746	1,666
Stockholders’ equity	6,656	4,764
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